Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATHENEX, INC.

Athenex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Athenex, Inc.

2.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 19, 2017 (the “Certificate of Incorporation”).

3.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has duly approved, the amendment to the Certificate of Incorporation set forth in this Certificate of Amendment.

4.	The first sentence of Article IV of the Certificate of Incorporation is hereby deleted in its entirety with the following substituted in its place:

“The aggregate number of shares which the Corporation shall have authority to issue is Five Hundred Twenty-Five Million (525,000,000), of which Five Hundred Million (500,000,000) shall consist of shares of common stock, par value $0.001 per share (“Common Stock”), and Twenty-Five Million (25,000,000) shall consist of shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

5.	This Amendment shall become effective as of November 22, 2022 at 4 p.m. Eastern Time.

6.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed, signed and acknowledged by the undersigned duly authorized officer of the Corporation as of the date set forth below.

Dated: November 22, 2022

ATHENEX, INC.

By:	/s/ Johnson Y.N. Lau
Name:	Johnson Y.N. Lau
Title:	Chief Executive Officer and Chairman of the Board of Directors